Exhibit 10.2

SEPARATION AND NON-COMPETITION AGREEMENT

     THIS SEPARATION AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered on the 19th day of September 2002, by and between Nextel Communications, Inc. a Delaware corporation (the “Company,” a term which in this Agreement includes its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel, unless the context requires otherwise), and JAMES F. MOONEY (“Executive”). This Agreement is effective on the date hereof for purposes of Section 1, and for all other purposes as of the Effective Date, as defined in Section 7(b) of the Release, attached hereto as Exhibit F.

WITNESSETH:

     WHEREAS, Executive is an employee of the Company and serves the Company as its Executive Vice President and Chief Operating Officer; and

     WHEREAS, pursuant to the Company’s Amended and Restated Incentive Equity Plan (the “Incentive Equity Plan”), the Company has granted options to Executive as set forth on and attached hereto as Exhibit A and each such grant is governed and made subject to the terms and conditions of the Incentive Equity Plan and the form of Nonqualified Stock Option Agreement; and

     WHEREAS, the Company and Executive are parties to a Confidentiality Agreement, dated April 16, 2001 (the “Confidentiality Agreement”, attached hereto as Exhibit B), a Deferred Shares Agreement, dated as of April 16, 2001 (the “First Deferred Shares Agreement”, attached hereto as Exhibit C), and a Deferred Shares Agreement, dated February 13, 2002 (the “Second Deferred Shares Agreement”, attached hereto as Exhibit D, and together with the First Deferred Shares Agreement, the “Deferred Shares Agreements”); and

     WHEREAS, the Company and Executive are parties to a Loan Agreement, dated as of April 27, 2001 (the “Loan Agreement”, attached hereto as Exhibit E); and

     WHEREAS, the Company and Executive agree that his employment will terminate effective on the Separation Date (as defined in Section 1 below); and

     WHEREAS, the Company and Executive desire to make provision for the payments and benefits that Executive will be entitled to receive from the Company in consideration for Executive’s obligations and actions under this Agreement and in connection with such termination; and

     WHEREAS, the Company and Executive wish to resolve certain matters, claims and issues between them arising from or relating to Executive’s service and employment with the Company, including termination thereof; and

     WHEREAS, the Company wants to ensure that Executive will protect Confidential Information (as defined in the Confidentiality Agreement) and will not use Executive’s knowledge and experience during the Non-Compete Period (as defined below) to compete with the Company or solicit or employ any current employee, officer or agent of the Company (as set forth herein); and

     NOW, THEREFORE, in consideration of the premises and the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive agree as follows:

     1.     Termination. The Company and Executive hereby agree that effective on September 30, 2002 (the “Separation Date”), Executive’s employment with the Company as its Executive Vice President and Chief Operating Officer will terminate. Effective on the date hereof, Executive resigns from all offices and directorships of the Company and each of its subsidiaries and affiliates, and resigns from each fiduciary position that Executive holds at the request of the Company. Subject to Section 601 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) et seq. (“COBRA”), 29 U.S.C. §1161 et seq., and the terms of any employee benefit plan of the Company, Executive’s active participation in employee benefit plans shall cease effective on the Separation Date.

     2.     Compensation and Certain Benefits Matters. In consideration of the promises of Executive in this Agreement, including without limitation Section 3 and Section 4 hereof, subject to the condition that Executive provides a complete release (as set forth in the Release, attached hereto as Exhibit F) from all claims against the Company, including all claims for age and other discrimination and subject to the provisions of Section 12:

          (a)  Cash Severance Payments and Benefits. The Company shall pay Executive in full satisfaction of his rights and any benefits he might be entitled to under the Company’s Severance Benefits Plan (i) the sum of Five Hundred Fifty Thousand Dollars ($550,000) payable in a lump sum on the Effective Date; and (ii) in lieu of any annual bonus that Executive would have been eligible for under the 2002 Bonus Plan, the sum of Seven Hundred Eight Thousand Seven Hundred Fifty Dollars ($708,750) payable in a lump sum on the Effective Date; provided, however, that pursuant to Sections 1.4 and 3.2 of the Loan Agreement, such amounts shall be applied to repay outstanding principal under any Tax Withholding Loans (as defined in Section 1.4 of the Loan Agreement) and the amount provided in (ii) shall be further reduced as provided in Section 3.2 of the Loan Agreement ((i) and (ii) are collectively, the “Cash Severance Payment”).

          (b)  Stock Options. To the extent not already vested on the Separation Date, all currently unvested stock options granted to Executive under the Option Agreements shall terminate automatically and without further notice. All currently vested stock options shall, in accordance with their terms, remain outstanding and exercisable for 30 days following the Separation Date (the “Exercise Period”) and shall terminate automatically and without further notice following such Exercise Period.

          (c)  Deferred Shares. To the extent not already vested and non-forfeitable on the Separation Date, all currently unvested deferred shares granted to Executive under the Deferred Shares Agreements shall, in accordance with their terms, be forfeited automatically and without further notice.

          (d)  Loan Agreement. Effective on the Separation Date, the Company shall immediately forgive the entire remaining Two Million Dollars ($2,000,000) balance of the Original Loan Amount (as defined in Section 1.1 of the Loan Agreement) pursuant to the terms of Section 2.2 of the Loan Agreement. Under the terms of the Loan Agreement, Executive agrees to pay any tax imposed on Executive under federal, state, or local or other laws in connection with the forgiveness of the Original Loan Amount and any Forgiven Amount(s) or Foregone Interest Compensation (as defined in Section 3.1(a) of the Loan Agreement). To the extent that the Company is required to withhold federal, state, local or other taxes in connection with the forgiveness of such Original Loan Amount, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of the Cash Severance Payment and the Non-Compete Payment to Executive that Executive make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

          (e)  Reimbursement of Business and Relocation Expenses. The Company shall reimburse Executive for all reasonable (i) business expenses incurred prior to the Separation Date and (ii) expenses incurred in relocating from Virginia, which shall include moving and travel expenses in an amount not to exceed Ten Thousand Dollars ($10,000) and the final month’s rent at Executive’s place of residence in Virginia, all in accordance with the Company’s policies.

     3.     Non-Competition; Non-Solicitation and Certain Actions. In consideration of the promises of Executive in this Section 3, the Company shall pay Executive the sum of One Million Two Hundred Eighty-Six Thousand Two Hundred Fifty Dollars ($1,286,250) (the “Non-Compete Payment”) of which (i) one-half of the Non-Compete Payment (Six Hundred Forty-Three Thousand One Hundred Twenty-Five Dollars ($643,125)) shall be paid on the Effective Date; (ii) one-quarter of the Non-Compete Payment (Three Hundred Twenty-One Thousand Five Hundred Sixty-Two Dollars and Fifty Cents ($321,562.50)) shall be paid on March 31, 2003; and (iii) the remaining one-quarter of the Non-Compete Payment (Three Hundred Twenty-One Thousand Five Hundred Sixty-Two Dollars and Fifty Cents ($321,562.50)) shall be paid on March 31, 2004.

          (a)  Executive agrees that during his employment with the Company he was privy to and assisted in creating trade secrets and confidential information regarding the business of the Company, which provides the Company with a competitive advantage. Executive agrees that due to his senior executive status at the Company and his valuable and unique talents, he had access to and the right to control a broad range of Confidential Information that would render it inevitable that his involvement in a Competing Business (as defined in Section 3(c) below) would require that he use or disclose such Confidential Information in the performance of his duties and would provide an unfair advantage to the Competing Business.

          (b)  Executive agrees that for a period commencing on the Separation Date through the second anniversary of the Separation Date (the “Non-Compete Period”), within the United States, he shall not directly or indirectly, do or suffer any of the following:

(i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, director or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity (collectively, an “Enterprise”), or otherwise engage in any Competing Business (as described in Section 3(c)), which is in competition with the Company’s business; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any Enterprise shall not be deemed a violation of this Agreement.

(ii) employ, assist in employing, or otherwise associate in business with any person who presently or at the Separation Date is an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities; or

(iii) directly or indirectly induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities to terminate such relationship.

          (c)  For purposes of this Agreement, Competing Business shall mean any Enterprise in the United States that is (i) in the business of providing wireless local area network (e.g., “802.11” or “Wi-Fi” wireless services) or (ii) authorized by the Federal Communications Commission (“FCC”) to provide “commercial mobile radio service” as that term is defined by the FCC (47 C.F.R. § 20.3). Competing Business shall not include information technology companies whose principal business is data processing products and services.

          (d)  In the event Executive violates any provision of this Section 3 to the extent that there is a specific time period during which Executive is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation will toll the running of such time period from the date of such violation until such violation ceases.

          (e)  Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 3 and this Agreement, and hereby acknowledges and agrees that the same are reasonably required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

     4.     Confidential Information; Statements to Third Parties.

          (a)  Executive acknowledges that he remains subject to the Confidentiality Agreement. Executive agrees that notwithstanding anything in the Confidentiality Agreement to the contrary, Section 1.2 (“Nondisclosure”) of the Confidentiality Agreement shall be in effect on a permanent basis. Executive further acknowledges and agrees that the Confidential Information of the Company gained by Executive during Executive’s association with the Company was or will be developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

          (b)  Executive agrees that commencing on the Separation Date he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential

Information of the Company without limitation as to when or how Executive may have acquired such Confidential Information. Executive specifically acknowledges that Confidential Information includes any and all technical and research data, confidential business data and other information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Executive and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company, and that any retention or use by Executive of Confidential Information after the termination of Executive’s services for the Company will constitute a misappropriation of the Company’s Confidential Information.

          (c)  Executive expressly covenants and agrees that he shall not at any time, whether prior to or after the Separation Date, directly or indirectly, on any basis for any reason, use or permit third parties within his control or authority or under his supervision the use of any trade secrets, Confidential Information or proprietary information of, or relating to, the Company, or any affiliate of the Company, including, without limitation, data and other information relating to any of the Company’s processes, apparatus, products, software, packages, programs, trends in research, product development techniques or plans, research and development programs and plans or any works and all secrets, customer lists, lists of employees, sales representatives and their territories, mailing lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, designs and design projects and other confidential business affairs concerning the Company, in connection with any activity or business, whether for his own account or otherwise, and will not divulge such trade secrets, Confidential Information or proprietary information to any person, firm, corporation or other entity whatsoever.

          (d)  Executive shall not be prohibited from divulging information deemed to be trade secret or confidential or proprietary information of the Company if: (i) the specific item of information becomes generally available to the public without violation of this Agreement, the Confidentiality Agreement or any other confidentiality agreement to which Executive is a party, or (ii) if such disclosure is compelled by law, in which event Executive agrees to give the Company prior written notice of any disclosure to be made pursuant to this subsection (ii), and Executive, at the Company’s expense, shall cooperate fully with the Company to obtain protective orders, confidential treatment or other such protective action as may be available to preserve the confidentiality of the information required to be disclosed.

          (e)  Executive further agrees that Executive will return (to the extent Executive has not already returned), on or before the Separation Date, in good condition, all tangible things and other property of the Company, including, without limitation, (i) confidential memoranda, notes, notebooks, drawings, lists (including, without limitation, mailing and customer lists), records and other confidential documents, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company, (ii) keys to the Company property, (iii) files, (iv) computer programs and files, and (v) blueprints or other drawings.

          (f)  Executive further acknowledges and agrees that Executive’s obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company has become, through no fault of Executive, generally known to the public or Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Executive’s obligations under this Section 4 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to the Company under the Confidentiality Agreement, the Company’s policies, general legal or equitable principles or statutes and which will remain in full force and effect following the Separation Date.

          (g)  (1) Executive shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company or commenting on the character or business reputation of the Company. Executive further hereby agrees that, without the prior written consent of the Board of Directors of the Company, unless otherwise required by law, Executive shall not (x) publicly comment in a manner adverse to the Company concerning the status, plans or prospects of the business of the Company or (y) publicly comment in a manner adverse to the Company concerning the status, plans or prospects of any existing, threatened or potential claims or litigation involving the Company; and (2) the Company shall comply with its policies regarding public statements with respect to Executive and shall use its best efforts to cause its directors, officers and employees to not directly make or cause to be made any statements to any third parties that disparage Executive.

     5.     Disclosure. Executive, for a period commencing on the date of this Agreement through the end of the Non-Compete Period, agrees to communicate the contents of Executive’s obligations under Sections 3, 4, 5 and 7 of this Agreement to any business entity which Executive intends to be employed by, associated in business with, or represent.

     6.     Breach.

          (a)  If Executive is in breach of this Agreement, then the Company may, at its sole option, bring an action for any expenses, fees and damages incurred as a result of the breach, with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

          (b)  Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of Executive’s obligations under Sections 3 and 4 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any provision of Section 3 or 4 of this Agreement, the Company will be entitled to seek immediate injunctive relief and may seek to obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

          (c)  Without limiting the applicability of Section 6(b) or in any way affecting the right of the Company to seek equitable remedies thereunder, in the event that

Executive breaches any of the provisions of Sections 3 or engages in any activity that would constitute a breach save for Executive’s action being in a state where Section 3 is not enforceable as a matter of law, then the Company’s obligation to pay any remaining Non-Compete Payment that has not already been paid to Executive pursuant to Section 3 shall be terminated and within ten (10) days of notice of such termination of payment, Executive shall return all Non-Compete Payments.

          (d)  Any decision by the Company not to exercise any of its rights under this Section 6 shall not be construed as a waiver of any rights the Company may have under this Agreement, any other agreement or any statute with respect to future breaches.

     7.     Continued Availability and Cooperation.

          (a)  Following the Separation Date and in consideration of the payments made under Section 3 herein, Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive’s employment by the Company. This cooperation by Executive will include, but not be limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

          (b)  Executive will be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Separation Date. Executive shall not unreasonably withhold Executive’s availability for such cooperation, consultation and advice.

     8.     Full Settlement. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

     9.     Successors and Binding Agreement.

          (a)  This Agreement will be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but will not otherwise be assignable or delegable by the Company.

          (b)  This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The death or disability of Executive following the execution and delivery of this Agreement will not affect or revoke this Agreement or excuse any of the obligations of the parties hereto.

          (c)  This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 9.

          (d)  This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subsections (a) and (b) of this Section 9, no third party will have any rights hereunder.

          (e)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement.

     10.     Non-Disclosure. Except to the extent that this Agreement or the terms hereof become publicly known or available because of legally mandated disclosure and filing requirements of the Securities and Exchange Commission, or because of any other legal requirement that this Agreement or the terms hereof be disclosed:

          (a)  Executive will maintain the confidentiality of all provisions of this Agreement and the circumstances giving rise hereto and will not disclose to any person not a party hereto (other than (i) Executive’s spouse, (ii) Executive’s attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities referred to in Section 5 of this Agreement, but only to the extent required thereby or the circumstances giving rise hereto; provided, however, each such person or entities shall be bound to the terms of Sections 3 and 4 of this Agreement and any breach by such persons or entities will have the same effect under Section 6 of this Agreement as a breach by Executive); and

          (b)  The Company will maintain the confidentiality of all provisions of this Agreement and the circumstances giving rise hereto and will not disclose to any person not a party hereto (other than the Company’s directors and officers and other employees with the Company whose duties require them to be familiar with all or a portion of this Agreement, outside legal, accounting, financial and/or tax counselors and advisors to the extent necessary for such counselors and advisors to render appropriate legal, accounting, financial and tax advice); provided, however, each such person or entities shall be bound to the terms of this Section 10(b)).

     11.     Notices. For all purposes of this Agreement, all communications provided for herein will be in writing and will be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Senior Vice President and General Counsel) at its principal executive offices at 2001 Edmund Halley Drive, Reston, Virginia 20191 and to Executive at Executive’s principal residence at 552 Anderson Hill Road, Purchase New York 10577 with a copy to Bleakley Platt & Schmidt LLP, One North Lexington Avenue, White Plains, New York 10601, Attention: Richard N. Pitassy, Esq. or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address will be effective only upon receipt.

     12.     Taxes; Payments.

          (a)  Executive shall be responsible for Executive’s share of any and all federal, state and/or local taxes applicable to the payments made, and benefits provided or made available, to Executive pursuant to this Agreement.

          (b)  The payments to Executive pursuant to Section 2 and Section 3 of this Agreement will be made by check or direct deposit to an account designated by Executive, and will be reduced by any applicable federal, state and local tax or other required withholding on such payments or pursuant to the Loan Agreement.

     13.     Modification, Amendment and Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     14.     Entire Agreement; Continuing Indemnification and Other Rights and Representations

          (a)  Except as expressly provided in this Agreement, this Agreement will constitute the entire agreement among the parties hereto with respect to the subject matters covered by this Agreement and will supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, policies, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

          (b)  Executive represents that he does not know of any matters not previously presented to the Board of Directors of the Company or to the Company’s compliance officers that would require disclosure pursuant to the Company’s Code of Corporate Conduct.

          (c)  The Company represents that as of the date hereof, there is nothing that has come to the attention of the Board of Directors of the Company or the senior executive officers of the Company of any acts or conduct of Executive that would rise to the level of a claim that the Company would assert against Executive.

          (d)  This Agreement will not affect any indemnification or other rights under any indemnification agreement between Executive and the Company or the Company’s by-laws. The Company shall continue Executive’s coverage under the directors’ and officers’ liability coverage maintained by Company, as in effect from time to time, to the same extent as other current and former senior executive officers of the Company.

          (e)  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement will be construed fairly as to both parties hereto and not in favor or against either party.

     15.     Governing Law; Jurisdiction; Venue. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State. The parties agree that the state and federal courts located in the Commonwealth of Virginia will have exclusive jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against Executive; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

     16.     Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement which will nevertheless remain in full force and effect.

     17.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. The exchange of executed counterparts by facsimile shall be sufficient to bind the parties. Each party shall deliver to the other executed originals by overnight mail service.

     18.     Captions and Section Headings. Captions and section headings used herein are for convenience and are not part of this Agreement and will not be used in construing it.

     19.     Authorization by the Company. The Company represents and warrants to Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken.

     20.     Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date set forth above.

Nextel Communications, Inc.

Witness:	/s/ Linda Hoisington	By:	/s/ Leonard J. Kennedy

Leonard J. Kennedy Senior Vice President and General Counsel

Witness:	Richard N. Pitassy		/s/ James F. Mooney

James F. Mooney